Exhibit 10.4 (b)

SEVERANCE AND RELEASE AGREEMENT

THIS SEVERANCE AND RELEASE AGREEMENT (the “Agreement”), dated as of July 9, 2004, is between Young Broadcasting Inc. (referred to herein as “Young”) 599 Lexington Avenue, 47th Floor, New York, New York 10022 and Ronald J. Kwasnick (referred to herein as “you or your”) who resides at 6321 Island Lake Drive, East Lansing, Michigan 48823.

W I T N ES S E T H:

WHEREAS, You desire to retire from your employment with Young, and Young desires to accept your retirement, effective as of the close of business on March 31, 2004: and

WHEREAS, pursuant to your Employment Agreement with Young, you are entitled to receive certain specified severance and other benefits after your retirement, which Young will provide to you;

WHEREAS, Young has offered, and you have decided to accept, the enhanced severance benefits described in this Agreement at paragraph 3, which are in addition to any such benefits you are entitled to receive pursuant to your Employment Agreement;

NOW, THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                                       You have retired from your employment with Young effective as of the close of business on March 31, 2004.

2.                                       Unless you revoke this Agreement in the manner described in paragraph 14 below, this Agreement will become effective on the eighth (8th) day after you sign this Agreement (“Effective Date”).

3.                                       In consideration for your voluntary retirement and the settlement of any and all claims you have or may have against Young, its affiliated entities, and/or any of its officers, directors, stockholders, employees, agents and representatives, Young agrees to provide you with the benefits described in this paragraph 3.

A.                                   Provided that you do not revoke your assent to this Agreement in the manner described in paragraph 14 below, Young will provide you with six (6) monthly severance payments (the “Voluntary Payments”), in addition to the monthly severance payments provided to you under your Employment Agreement with Young, said Voluntary Payments to begin when all severance payments provided for in your Employment Agreement have been made to you and continuing thereafter on a monthly basis through March 31, 2006. The amount of each of the six (6) monthly Voluntary Payments shall equal one (1) month of your annual base salary, less all lawful deductions and withholdings and subject to all applicable state and federal tax laws. The parties agree that these Voluntary Payments consist of severance payments you would not otherwise be entitled to receive because of your employment with Young and/or your retirement from that employment. Young shall be obligated to make these future Voluntary Payments to you only if this Agreement becomes effective and shall not be obligated to make Voluntary Payments to you if you revoke this Agreement in the manner described in paragraph 14 below. You acknowledge and agree (1) that you are entitled to eighteen (18) months of severance payments under your Employment Agreement with Young and (2) that the Voluntary Payments made under this Agreement exceed all severance payments to which you are otherwise entitled as an employee, officer and/or director of Young or otherwise.

B.                                     Provided that you do not revoke your assent to this Agreement in the manner described in paragraph 14 below, Young will make to you a payment in the gross amount of $40,000 (“One-Time-Only Payment”), less all lawful deductions and withholdings and subject to all applicable state and federal tax laws, for your use towards purchase of your personal automobile in lieu of Young providing the leased automobile it is otherwise obligated to provide for your use during the specified period under the terms of your Employment Agreement. in consideration of your accepting this One-Time-Only Payment, you agree that Young is released from its obligation under your Employment Agreement to allow you to retain the Company-provided leased automobile during the period you receive severance benefits. The parties agree that this One-Time-Only Payment is a payment to which you would not otherwise be entitled to receive because of your employment with Young and/or your retirement from that employment. The payment of the One-Time-Only Payment, less applicable withholdings, will be made to you by Young on the Effective Date of this Agreement. You agree to provide Young with proof of purchase of your personal automobile, including its make, model, and vehicle identification number, for purposes of Young’s being able to confirm your proper, restricted use of the Express card, as defined and provided for under paragraph 3F below.

C.                                     Provided that you do not revoke your assent to this Agreement in the manner described in paragraph 14 below, Young will reimburse you for your automobile insurance costs for two years, less applicable and required withholdings, subject to: (1) your obtaining the automobile contemplated in paragraph 36 above, (2) your providing Young with the proof of its purchase, and (3) your providing Young with (a) proof of your purchase of insurance for that automobile and (b) evidence of the insurance premium payments required from and paid by you under the insurance policy for such automobile.

D.                                    As required by federal law, you will be offered the opportunity to elect COBRA continuation coverage under the Young health insurance plan in which you and your dependents (if applicable) participated on the day before your “COBRA qualifying event”. Under the terms of your Employment Agreement, Young agreed to pay your COBRA premiums for as long as you and your dependents are entitled to receive COBRA coverage, if you elect COBRA coverage. In the event that you and/or any of your dependents become ineligible for COBRA coverage under Young’s plan before the end of the initial 18-month “COBRA continuation period” or the COBRA coverage expires solely because of the expiration of the 18-month period described above and Young is no longer required under the terms of Employment Agreement to pay your COBRA premiums, Young agrees to provide you with a monthly payment, less applicable withholdings, in an amount equal to the monthly premium payment for COBRA continuation coverage that Young agreed to pay pursuant to your Employment Agreement (“COBRA Replacement Payments”), unless you revoke this Agreement as provided in paragraph 14 below. Young shall provide you with the COBRA Replacement Payments for a limited period commencing on the date on which you and/or your dependents become ineligible for COBRA coverage (as described in the preceding sentence) and ending on the date that occurs six months following the end of the initial 18-month “COBRA continuation period”. Nothing in this Agreement shall be construed to restrict your rights or Young’s obligation regarding your and/or your dependents’ coverage under the Young health plan, as provided in your Employment Agreement. However, Young’s obligation under this paragraph 31) to pay COBRA Replacement Payments (after you and/or your dependents become ineligible for COBRA coverage) shall not extend beyond 24 months following the date on which you and your dependents initially lost coverage under Young’s plan as a result of your “COBRA qualifying event”. In the event that you and/or your dependents become entitled to extend COBRA coverage beyond the initial 18-month “COBRA continuation period”, Young will pay no COBRA Replacement Payments related to your or your dependents’ loss of COBRA coverage that occurs after the 24th month following the date- on which coverage was initially lost under the Young plan as a result of your “COBRA qualifying event”.

E.                                      Under the terms of your Stock Option Agreement(s) dated, respectively, November 20, 1996; November 3, 1997; October 13, 1998; April 27, 2000; and February 7, 2001, and the Young Broadcasting, Inc. 1995 Stock Option Plan, as amended, restated, and renamed by the adoption of the Young Broadcasting Inc. 2004 Equity Incentive Plan, your unexercised stock options will expire ninety (90) days after your retirement date of April 1, 2004. However, the parties agree that your stock options will continue to vest after April 1, 2004 and will remain valid and exercisable during and after the ninety (90) day period indicated above but that the stock options granted under each specific Stock Option Agreement shall expire and no longer be exercisable no later than ten (10) years from the date of the stock option grant under each such Stock Option Agreement, unless you revoke the Agreement as provided in paragraph 14 below. The parties agree that any stock options you exercise after the expiration of the 90-day period will be ineligible for favorable tax treatment as “incentive stock options” under the Internal Revenue Code and will be treated as “non-qualified stock options” for federal income tax purposes. Young agrees to amend your Stock Option Agreement(s), as necessary, to effectuate the purpose of this paragraph 3E, unless you revoke the Agreement as provided in paragraph 14 below.

F.                                      Young agrees that you may continue to use, until March 31, 2006, the Corporate American Express Card provided to you by Young (the “Express Card”) for purchases which are specifically related to the use and maintenance of the vehicle that you purchase with the One-Time-Only Payment provided to you by Young. Young also agrees that you may continue to use, until March 31, 2006, the cellular telephone which has been provided to you by Young. You agree to use the Express Card and telephone referenced in this paragraph in a reasonable manner, if Young determines, in its sole discretion, that the Express Card and telephone are not being used in such a manner, Young may immediately cease providing the Express Card and telephone to you and you will be required to return the Express Card and the telephone to Young immediately upon request by Young.

4.                                       In consideration of the Voluntary Payments and other benefits to be provided by Young to you, which you are not otherwise entitled to receive because of your employment with Young and/or your retirement from that employment, the sufficiency of which you hereby acknowledge, you on your own behalf and that of your heirs, executors, administrators and assigns hereby release, acquit, and forever discharge Young, all affiliated entities, and their respective officers, directors, stockholders, employees and agents (‘Released Party” or “Released Parties”) from any and all claims, obligations, rights and demands of every kind or nature whatsoever you now have or ever had, at law or equity, whether known or unknown, arising through the Effective Date of this Agreement against any of them, including, without limitation, claims for lost income or earnings arising at common law or by statute(s), claims for wrongful discharge, implied contract, physical or emotional distress, injuries and fraud and claims under the Federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974 (except to the extent that you are otherwise entitled to receive benefits under any plan(s) covered by such Act), the Americans With Disabilities Act, the Rehabilitation Act of 1973, all as may be amended, and all other federal, state, and local laws relating to unlawful discharge, discrimination and wage laws, including all statutes, regulations and ordinances of the States of New York and Michigan.

Moreover, you acknowledge and understand that you are waiving, releasing and forever discharging the Released Parties from any rights or claims that you may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (“ADEA”), with respect to claims arising before the date you sign this Agreement, but not those arising thereafter. However, nothing in this Agreement shall be construed (i) to affect the rights and responsibilities of the Equal Employment Opportunity Commission (“Commission”) to enforce the requirements of ADEA or (ii) to interfere with the protected right of an employee to file a charge -or participate in an investigation or proceeding conducted by the Commission:

5.                                       Except to enforce the provisions of this Agreement, you agree not to initiate,

directly or indirectly, any legal action, lawsuit or complaint seeking to recover damages against any of the Released Parties in any state or federal court to the extent that such legal action, lawsuit, or complaint would relate to the matters covered or contemplated by this Agreement, or which is based on events that took place prior to the date you sign this Agreement, or claims existing as of the Effective Date of this Agreement. In the event any such legal actions, lawsuits or complaints are asserted in the future by you or on your behalf, any affected Released Party may obtain any remedies available at law or in equity and may recover the attorneys’ fees incurred by such Released Party in defending such legal action, lawsuit or complaint, excluding those that arise under ADEA unless a court of competent jurisdiction makes such an award. However, the parties specifically agree that nothing contained in this paragraph 5 shall (i) affect the rights and responsibilities of the Commission to enforce the requirements of ADEA or (ii) interfere with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Commission.

6.                                       You acknowledge that Young, by entering into this Agreement, does not admit that it has violated any law or any of your rights. Moreover, the parties agree that they will not engage in any conduct that is intended to, or is reasonably foreseeable as likely to reflect adversely upon the other party. In that regard, the parties agree that they will not make any derogatory statements about the other party. You acknowledge that your obligations under this paragraph will extend not only to Young, but also to its present or former agents, employees, officers, directors, shareholders and/or consultants.

7.                                       You acknowledge that, in your capacity as an employee of Young, you have been privy to confidential information regarding all aspects of Young’s and Young affiliates’ business and their business relationships including, without limitation, with vendors, advertisers and customers, and that such information is crucial to Young’s business and would have value to its competitors. You shall (i) treat and hold .as strictly confidential all confidential and proprietary information, including, but not limited to, intellectual property and competitive business strategies which exist as of the date hereof and relate to Young, and/or any other Young affiliates (collectively “Confidential Information”) and (ii) not use any Confidential Information in any way injurious or otherwise detrimental to Young, and/or any other Young affiliates. You represent that, upon your retirement from employment, you will return to Young all documents and other property concerning Young and its affiliates and their businesses, except as provided in paragraph 3F above.

8.                                       You will not, for any reason whatsoever, directly or indirectly, individually or on behalf of others, aide or endeavor to solicit or induce any employee employed by Young and/or its affiliates to terminate his or her employment with Young and/or its affiliates or accept employment with anyone other than Young and/or its affiliates.

9.                                       Except as provided in this paragraph 9, the terms of this Agreement shad be kept secret and confidential and shall not be disclosed, either directly or indirectly, to any third party, unless required by law or to enforce the terms of the Agreement. Notwithstanding the foregoing, Young and its affiliates may make confidential disclosures to the directors, officers, employees and agents (including attorneys) of Young and its affiliates who need to know and to governmental authorities, and you may make confidential disclosures to your spouse, accountant, advisor or attorney and to governmental authorities. You acknowledge that Young previously issued a press release regarding your retirement from Young; agree that you approved either the language or general content of that press release and that Young’s issuance of that press release was not, and is not, a violation of this paragraph 9; and release Young from any claim related to its issuance of that press release.

10.                                 Upon reasonable notice from Young, and in a manner which does not unreasonably interfere with your work or other commitments, you shall make yourself reasonably available and cooperate fully to assist Young and its affiliates in responding to litigation or claims involving facts or events relating to Young or its affiliates that occurred during your employment or which are within your knowledge. Young—will reimburse -your..-reasonable out of pocket expenses incurred directly in providing such assistance to Young and its affiliates.

11.                                 No modification or waiver of any of the terms of this Agreement shall be valid unless in writing and executed by the parties hereto. The failure of either party to insist upon strict performance of any of the provisions of this Agreement shall not be deemed a waiver of any subsequent breach of any provision contained in this Agreement. Moreover, if any provision of this Agreement shall be held to be invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held to be invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

12.                                 This Agreement shall be construed and governed by the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law.

13.                                 This Agreement shall be binding upon and shall inure to the benefit of and burden of the parties hereto and their affiliates and their respective heirs, successors and assigns.

14.                                 You acknowledge that Young has advised you to consult with an attorney or advisor of your choice prior to executing this Agreement. By executing this Agreement, you acknowledge that you have been provided an opportunity to consult with an attorney or advisor of your choice regarding the terms of this Agreement. You further acknowledge that you have fully and carefully read this Agreement and understand it, particularly the.effect of your release of claims against the Released Parties. You acknowledge that you have been given the opportunity to consider the terms of this Agreement for a period of twenty-one (21) days and that you have elected to enter into this Agreement freely, knowingly and voluntarily. You may revoke your assent to this Agreement within seven (7) days of its execution by you, in which event this Agreement shall be null and void and of no further effect. The parties agree that written notice of revocation, if any, shall be delivered by 5:00 p.m. EST on that seventh (7th) day to:

James A. Morgan

Executive Vice President and CFO
Young. Broadcasting Inc.

599 Lexington Avenue, 0h Floor New
York, New York 10022

with a copy to:

Richard Lowe, Esq.

King & Ballow

1100 Union Street Plaza 315

Union Street

Nashville, Tennessee 37201

The parties agree that if this Agreement is not revoked by you during the applicable seven (7) day period, this Agreement shall become effective, binding and enforceable on the eighth (8th) day following your execution of this Agreement.

15.                                 The parties acknowledge that this Agreement, the post expiration/termination obligations in your Employment Agreement including the Non-Competition provision, and your Stock Option Agreement(s), as amended, contain the entire understanding between the parties and, except as expressly set forth therein, no representation of any kind or character has been made to induce their execution of this Agreement. The parties represent that they have read and understand this Agreement and that the individual signing this Agreement on behalf of each party is authorized to do so. Each of the parties has been advised by counsel as to its meaning and legal implications and executes this document as his or its own free act.

16.                                 This Agreement may be executed in counterparts. A facsimile signature shall be deemed to constitute an original signature for the purposes of this Agreement. After execution of counterparts by each designated signatory, Young agrees to furnish you with a complete, conformed copy of this Agreement, reflecting all counterpart signatures.

Dated:	, 2004
RONALD J. KWASNICK

Dated:	, 2004	YOUNG BROADCASTING INC.

By:

Title: